As filed with the Securities and Exchange Commission on
                    May 28, 1998 File No. 333-

                  SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549
                                FORM S-8
                          Registration Statement
                               Under the
                          Securities Act of 1933

                         EXTEN INDUSTRIES, INC.
                         ----------------------
           (Exact Name of Registrant as Specified in its Charter)

         State of Delaware                      52-1412493
         -----------------                      ----------
     State or Other Jurisdiction       (IRS Employer Identification No.
    of Incorporation or Organization)

      9625 Black Mountain Road, Suite 218, San Diego, CA  92126
      ---------------------------------------------------------
      (Address of Principal Executive Offices)       (Zip Code)

            Employee Compensation & Consulting Services
            -------------------------------------------
                    (Full Title of the Plan)

   W. Gerald Newmin,9625 Black Mountain Road, Suite 218,San Diego, CA 92126
   ------------------------------------------------------------------------
                   (Name and Address of Agent for Service)

                              (619) 578-9784
                              --------------
       (Telephone Number, Including Area Code, of Agent for Service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: X

                       CALCULATION OF REGISTRATION FEE

                              Proposed    Proposed
 Title of                      Maximum     Maximum
securities        Amount      Offering    Aggregate     Amount of
  to be            to be        Price     Offering     Registration
Registered      Registered    Per Share     Price          Fee
-------------------------------------------------------------------
Common Stock      275,000       $0.07      $19,250        $100

(1)  Calculated pursuant to Rule 457(h).

Item 3.  Incorporation of Certain Documents by Reference
The Company's Annual Report on Form 10-KSB for the year ended
November 30, 1997 and Forms 10-QSB for the quarters ended February 28, 1998 and and Forms 8-K dated March 19, 1998 and April 8, 1998, filed under the Securities Exchange Act of 1934.

Does Not Apply

Item 6.  Indemnification of Directors and Officers:

Section 145 of the General Corporation Laws of Delaware (the "Act") provides that a corporation may indemnify a director or officer of the corporation and to purchase and maintain liability insurance for those persons as, and to the extent permitted by Article 7 of the Act.

The By-Laws of the Company contain provisions indemnifying its directors and officers to the extent permitted by Section 145, Article 7 of the General Corporation Law of Delaware (the "Act"), as amended from time to time.

The Company's Certificate of Incorporation limits directors' liability for monetary damages for breaches of their duties of care owed the Company to the fullest extent permitted by Delaware law.

Item 7.  Exemption From Registration Claimed

Does Not Apply

Item 8.  Exhibits

The following is a list of exhibits filed as part of the Registration
Statement:

24.1  Consent of JH Cohn LLP
24.2  Consent and Opinion of Willaim Aul, Esq.

Item 9.  Undertakings

The undersigned hereby undertakes:

(1) (a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of The registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and Exchange Act of 1934, are hereby incorporated by reference.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replace or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement.

Item 4.  Description of Securities

Securities are registered under Section 12 of the Exchange Act

Item 5. Interests of Named duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Diego, State of California, on the 20th day of May 1998.

                              EXTEN INDUSTRIES, INC.

                              By:
                              W. Gerald Newmin
                              Chairman, Chief Executive Officer, and
                                         President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature             Title                          Date
/S/W.Gerald Newmin
------------------    Chairman, President and        May 20, 1998
 W. Gerald Newmin     Chief Executive Officer

/S/Jerry G. Simek
------------------    Director                       May 20, 1998
 Jerry G. Simek


INDEX TO EXHIBITS

Sequentially

Exhibit
Number   Description

24.1     Consent of JH Cohn LLP
24.2     Consent and Opinion of William Aul, Esquire re:  Legality


Exhibit 24.1  Consent of Independent Accountants

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 being filed by Exten Industries, Inc. (the "Company") of our report dated February 9, 1998 appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1997 on our audit of the financial statements of the Company as of November 30, 1997 and for the year then ended also appearing in the Form 10-KSB.

                               J.H. COHN LLP
                               San Diego, California
                               May 20, 1998


Exhibit 24.2  Consent and Opinion of  Esquire re:  Legality


May 20, 1998


Board of Directors
Exten Industries, Inc.
9625 Black Mountain Road, Suite 218
San Diego, California 92126

Re:  Legal Opinion - Issuance of New Shares
     & Consent for Use of Opinion in Registration Statement

Gentlemen:

You have asked for my law firm's opinion with respect to the matters set forth below in connection with the issuance and registration of 275,000 and 6,607,358 shares of the Common Stock (par value $0.01) (the "Shares") of Exten Industries, Inc., a Delaware corporation (the "Company") as described on the Form S-8 Registration Statement (the "Registration Statement") which the Company has prepared for filing with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") and the limited offering permit (the "Permit") which the Company has indicated it will seek from the California Department of Corporations in connection with the filing of an Application for Qualification by Coordination under California Corporations Code Section 25111 of the California Corporate Securities Act of 1968, as amended.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

You have not asked my law firm to participate and we have not participated in the preparation or review of the accuracy or completeness of the statements and representations made by the Registration Statement. My law firm has not been asked to conduct or review any due diligence, and evaluate the completeness or the accuracy of the Registration Statement's disclosure of the Company's affairs, My law firm can therefore take no responsibility for nor have we verified independently or otherwise, any of the information contained in the Registration Statement.


Page Two
Opinion of Counsel:  Form S-8 Registration Statement
Board of Directors
May 20, 1998


The Company has provided my office with a certificate of its Chief Executive officer certifying that the Company has received full consideration for the issuance of the Shares. We have also received photostatic copies of Minutes and Actions of the Board of Directors which the Company has provided (collectively, the "Corporate Actions") and upon which these issuances are based and on which I rely.

The Company has also assured me that all of the Shares to be issued pursuant to the Registration Statement will be issued only upon that receipt, from each proposed holder, of an executed Investment Agreement, acknowledging that the proposed holder meets or exceeds the suitability standards required by the Permit. the Permit that the Company has indicated it will seek, requires that each proposed holder meet or exceed specified income and net worth suitability standards at the time that one or more certificates representing the Shares are to be issued. Finally, the offering, issuance, and sale of the shares shall only be undertaken upon issuance of the Permit and in compliance with Corporate Securities Act of 1968 as amended.

In connection with the opinion expressed below, I have examined and relied upon, as to factual matters, the photostatic copy of the Company's
Registration Statement, the Corporate Actions, and the Company's assurances that it will comply with the Permit. With your permission, I have assumed the authenticity of the signatures presented on all documents received from the Company in connection with this matter and that there are no other understandings, arrangements, or other corporate actions or minutes which would limit, restrict, revoke, or repeal the proposed issuance's of the Company's Shares hereunder.

My law firm has examined and relied upon, as to matters of law, such considerations as I, in my judgement, have deemed necessary or appropriate to render the opinions expressed below. This opinion is limited to federal law, the provisions of the Delaware General Corporation Law and the provisions of the California Corporate Securities Act of 1968, as amended. I can assume no responsibility for the law of any other jurisdiction.

In the event that: (i.) the Company files the Form S-8 Registration Statement for the Shares described herein and the Registration Statement, as filed, becomes effective; (ii.) upon the Company's receipt of an Order (issued by the California Department of Corporations granting the Company's Application for a limited offering permit arising out of the Application that the Company has indicated it will file with the California Department of Corporations; and (iii.) each of the Shares to be issued pursuant to the Registration Statement are issued in full compliance with the California Corporate Securities Act of 1968, as amended, then I will be of the opinion that the Company has received full consideration for the issuance of the Shares, that the Shares will be validly issued and non-assessable, and that the Shares will be issued in conformity with the registration requirements of the Act and the conditions and suitability standards required by the Permit.


Page Three
Opinion of Counsel:  Form S-8 Registration Statement
Board of Directors
May 20, 1998


This opinion is limited solely to the matters set forth herein and is delivered to you only with regard to and is intended for use solely in connection with the Registration Statement. This Opinion should not be relied upon for any other purpose.

I hereby consent to the inclusion of this Opinion in the Registration
Statement.

If you have any questions or if we can help you in any way, please call me. Thank you for your inquiry.


// William M. Aul